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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a)
  of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
von Finck     August-Francois                    Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)             Homestake Mining Company (HM)      (Month/Day/Year)
     (Last)     (First)     (Middle)           December 8, 1998            ------------------------------
Pacellistrasse 4                           ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person (Voluntary)         ___ Director    X    10% Owner      __ Form filed by One
Munich Germany                80333                                      ___ Officer    ___   Other             Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below)  X Form filed by More
      (City)      (State)      (Zip)                                                                            than One Reporting
                                                                               ---------------------------      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Common Stock, $.01 par value                   21,000,000 shares (1)             D
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Common Stock, $.01 par value                    3,000,000 shares (2)             D
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Common Stock, $.01 par value                    3,000,000 shares (3)             D
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Common Stock, $.01 par value                    3,000,000 shares (4)             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

(Print or Type Responses)

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:                                                  August-Francois von Finck              January 7, 1998
**Intentional misstatements or omissions of facts constitute               ------------------------------------   ---------------
Federal Criminal Violations.                                               **Signature of Reporting Person (x)    Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

(1) These securities are owned solely by Mr. August von Finck,              By: /s/ Ernst Knut Stahl
who has filed a Schedule 13D as a member of a "group" with                     ----------------------------------
Mr. August-Francois von Finck, Ms. Maria-Theresia von Finck and                Ernst Knut Stahl, Attorney in fact
Mr. Luitpold-Ferdinand von Finck. Mr. August von Finck filed a
Form 3 in his own name on July 15, 1998.
Mr. August von Finck disclaims ownership of any securities covered hereby   By: /s/ Rainer Nocon
owned by Mr. August-Francois von Finck, Ms. Maria-Theresia von Finck or         ----------------------------------
Luitpold-Ferdinand von Finck.                                                   Rainer Nocon, Attorney in fact
(2) These securities are owned solely by Mr. August-Francois von Finck, who disclaims beneficial ownership of any securities covered hereby owned by Mr. August von Finck, Ms. Maria-Theresia von Finck or
Mr. Luitpold-Ferdinand von Finck.
(3) These securities are owned solely by Ms. Maria-Theresia von Finck, who disclaims beneficial ownership of any securities covered hereby owned by Mr. August von Finck, Mr. August-Francois von Finck or
Mr. Luitpold-Ferdinand von Finck.
(4) These securities are owned solely by Mr. Luitpold-Ferdinand von Finck, who disclaims beneficial ownership of any securities covered hereby owned by
Mr. August von Finck, Mr. August-Francois von Finck or
Ms. Maria-Theresia von Finck.

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

(x) Signed by Ernst Knut Stahl and Rainer Nocon, as attorneys-in-fact of August-Francois, Maria-Theresia and Luitpold-Ferdinand von Finck, pursuant to the Power of Attorney, dated December 21, 1996 from August-Francois, Maria-Theresia and Luitpold-Ferdinand von Finck in favor of Hubert Mennacher, Rainer Nocon and Ernst Knut Stahl, a copy of which
Power of Attorney was filed on behalf of August von Finck, et al., as Exhibit B in Amendment No. 8 to Schedule 13D on December 8, 1998.



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                           JOINT FILER INFORMATION

Name:                                         August von Finck

Address:                                      Parcellistrasse 4, 80333 Munich, Germany

Designated Filer:                             August-Francois von Finck

Issuer & Ticker Symbol:                       Homestake Mining Company (HMS)

Date of Event Requiring Statement:            12/8/98

Signature:                                    August von Finck

                                              By: /s/ Ernst Knut Stahl
                                                  -----------------------------------
                                                  Ernst Knut Stahl, Attorney in fact (y)

                                              By: /s/ Rainer Nocon
                                                  -----------------------------------
                                                  Rainer Nocon, Attorney in fact (y)

Explanation:                                  Mr. August von Finck filed Form 3 on July 15, 1998 with respect to his acquisition of 21,206,000 shares of common stock of the issuer.

Name:                                         Maria-Theresia von Finck

Address:                                      Parcellistrasse 4, 80333 Munich, Germany

Designated Filer:                             August-Francois von Finck

Issuer & Ticker Symbol:                       Homestake Mining Company (HMS)

Date of Event Requiring Statement:            12/8/98

Signature:                                    Maria-Theresia von Finck

                                              By: /s/ Ernst Knut Stahl
                                                  -----------------------------------
                                                  Ernst Knut Stahl, Attorney in fact (x)

                                              By: /s/ Rainer Nocon
                                                  -----------------------------------
                                                  Rainer Nocon, Attorney in fact (x)

Name:                                         Luitpold-Ferdinand von Finck

Address:                                      Parcellistrasse 4, 80333 Munich, Germany

Designated Filer:                             August-Francois von Finck

Issuer & Ticker Symbol:                       Homestake Mining Company (HMS)

Date of Event Requiring Statement:            12/8/98

Signature:                                    Luitpold-Ferdinand von Finck

                                              By: /s/ Ernst Knut Stahl
                                                  -----------------------------------
                                                  Ernst Knut Stahl, Attorney in fact (x)

                                              By: /s/ Rainer Nocon
                                                  -----------------------------------
                                                  Rainer Nocon, Attorney in fact (x)



(x) Signed by Ernst Knut Stahl and Rainer Nocon, as attorneys-in-fact of August-Francois, Maria-Theresia and Luitpold-Ferdinand von Finck, pursuant to the Power of Attorney, dated December 21, 1996 from August-Francois, Maria-Theresia and Luitpold-Ferdinand von Finck in favor of Hubert Mennacher, Rainer Nocon and Ernst Knut Stahl, a copy of which Power of Attorney was filed on behalf of August von Finck, et al, as Exhibit B in Amendment No. 8 to Schedule 13D on December 8, 1998.


(y) Signed by Ernst Knut Stahl and Rainer Nocon, as attorneys-in-fact of August von Finck, pursuant to the Power of Attorney, dated December 6, 1995 from August von Finck in favor of Messrs. Hubert Mennacher, Rainer Nocon and Ernst Knut Stahl, a copy of which Power of Attorney was filed on March 8, 1998 as Exhibit B to Schedule 13D on behalf of August von Finck.





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